FOR IMMEDIATE RELEASE                                               Exhibit 99.1
---------------------                                          February 9, 2005

For further information contact:                              Richard W. Preckel
                                                  Director of Investor Relations
                                                                    636-733-1600

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                            MAVERICK TUBE CORPORATION
               Reports Fourth Quarter and Record Year End Results
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St. Louis, February 9, 2005 ---- Maverick Tube Corporation  (NYSE:MVK) announced today its results for the quarter and year ended December 31, 2004. The Company reported net income for the fourth quarter of $38.5 million, or $0.90 per diluted share, compared to net income in the same quarter last year of $13.0 million, or $0.31 per diluted share, and net income of $68.5 million, or $1.60 per diluted share, in the third quarter of 2004. Net income for the year ended December 31, 2004 was $193.8 million, or $4.54 per diluted share, compared to net income for 2003 of $23.0 million, or $0.55 per diluted share. Net sales were $396.2 million for the quarter and $1,456.3 million for the twelve months ended December 31, 2004, up from net sales of $243.2 million and $884.3 million, respectively, compared to the prior year.

Revenues from the sale of energy products recorded in the fourth quarter increased 15.4% sequentially to $295.9 million from $256.4 million in the third quarter. For the year, sales of energy products increased 53.5% to $954.4 million in 2004 compared to $622.0 million in 2003. Fourth quarter energy revenues reflect a 2.9% increase in tons shipped compared to the third quarter, from 209,635 tons to 215,667 tons, as well as increased selling prices. Rigs running in the United States increased by 2% during the quarter compared to the third quarter of 2004, with a 1% increase in gas-related drilling and a 7% increase in oil-related drilling. In Canada, drilling activity increased 2% sequentially and 3% compared to the fourth quarter of 2003.

Revenues from the sale of non-energy products recorded in the fourth quarter decreased 30.5% sequentially to $100.3 million from $144.3 million in the third quarter. For the year, sales of non-energy products increased 91.3% to $501.8 million in 2004 compared to $262.4 million in 2003. Fourth quarter non-energy shipments reflect a 34.2% decrease as compared to the third quarter, from 93,212 tons to 61,377 tons, but an increase in average selling price.

C. Robert Bunch, the Company's Chairman and Chief Executive Officer, said, "We are very pleased with our fourth quarter and annual results. As anticipated, our fourth quarter profits reflect the higher steel costs incurred earlier in the year. Energy sales reflect the continuing robust drilling environment in both the United States and Canada. In both of these markets, we have worked diligently to ensure that our selling prices reflect not only our increased steel costs but also the current competitive environment in these markets. Despite substantial price increases, we have maintained our OCTG market shares in both the United States and Canada. In addition to our strong OCTG performance throughout the year, we are also pleased by the contributions from our line pipe, couplings, coiled tubing and umbilical products. Sales of our non-energy products in the fourth quarter reflected seasonal declines typical during this period as well as some impact from our increased selling prices."

Mr. Bunch continued, "2004 was a record year for Maverick in both revenues and profits. For this, we are grateful to our customers, fellow employees and suppliers. Faced with the challenge of unprecedented increases in the cost of steel, we have collectively maintained the financial vitality of our business while supplying our customers with the products and service they expect from Maverick. Our financial results also reflect the positive effects of our substantial geographic and product diversification over the past few years. As we move into 2005, U.S. OCTG inventories are relatively low, at about 4.1 months supply or 1.2 million tons at the end of 2004. We anticipate another strong year in 2005 for North American drilling activity. We believe that Maverick is well positioned to take advantage of any opportunities."

Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2003.

Any financial or statistical information presented during the call can be accessed by clicking on the Investor Relations page of Maverick's website, located at http://www.mavericktube.com. Such financial or statistical information may include any non-GAAP measures, the most directly comparable GAAP measures, and a reconciliation to GAAP results.


                                                             - Table attached -

                            MAVERICK TUBE CORPORATION

                         SELECTED CONSOLIDATED FINANCIAL
                      DATA For the Fourth Quarter and Year
                             Ended December 31, 2004
               (In thousands, except rig count and per share data)
                                                              (Unaudited)

                                                            Fourth Quarter Ended                    Year Ended
                                                                December 31,                       December 31,
                                                            2004             2003             2004              2003
                                                      ----------------- ---------------- ---------------- -----------------

Average U.S. Rig Count                                           1,249            1,109            1,190             1,031
Average Canadian Rig Count                                         420              408              369               372
Average North American Workover Rigs                             2,032            1,503            1,850             1,479
International Rig Count                                            862              791              836               771

Net sales                                                     $396,194         $243,201       $1,456,264          $884,317
Cost of goods sold                                             311,523          202,557        1,047,777           783,353
                                                      ----------------- ---------------- ---------------- ----------------
Gross profit                                                    84,671           40,644          408,487           100,964
Partial trade case relief (1)                                   (2,893)            (154)          (3,633)          (1,104)
Selling, general and administrative                             23,840            16,912          88,058            56,726
                                                       ---------------- ----------------- --------------- ----------------
Income from operations                                          63,724           23,886          324,062            45,342
Interest expense                                                 3,003            2,484           10,374             9,637
                                                      ----------------- ---------------- ---------------- ----------------
Income from continuing operations before income
taxes and accounting change
                                                                60,721           21,402          313,688            35,705
Provision for income taxes                                      22,196            8,427          118,308            12,748
                                                      ----------------- ---------------- ---------------- ----------------
Income before cumulative effect of a change in                  38,525           12,975
accounting principle                                                                             195,380            22,957
Cumulative effect of accounting
  change (2)                                                        --               --          (1,584)                --
                                                      ----------------- ---------------- ---------------- ----------------
Net income                                                     $38,525          $12,975         $193,796           $22,957
                                                     ================= ================ ================ =================
Diluted earnings per share before cumulative effect
of a change in accounting principle
                                                                 $0.90            $0.31            $4.57             $0.55
                                                      ================= ================ ================ ================
Diluted earnings per share (3)                                   $0.90            $0.31            $4.54             $0.55
                                                      ================= ================ ================ ================
Average shares deemed outstanding (3)                       42,994,072       42,367,297       42,751,303        42,102,073
                                                      ================= ================ ================ ================

Other Data:
Depreciation and amortization                                   $7,718           $5,678          $27,698           $22,411
Capital expenditures                                            15,566            7,856           34,820            20,902

Balance Sheet Data:
Working capital                                                                                 $471,083          $253,663
Property, plant & equipment -- net                                                               211,534           189,434
Goodwill & intangibles                                                                           120,506           118,286
Total assets                                                                                   1,002,437           670,726
Current maturities of long-term debt                                                               3,298             3,533
Long-term revolving credit facility                                                               54,660            50,213
Convertible debt                                                                                 120,000           120,000
Other long-term debt (less current maturities)                                                     2,981             4,209
Stockholders' equity                                                                             595,664           384,798

(1) Payments were made to several steel and metals companies under "The Continued Dumping and Subsidy Offset Act of 2000" in December, 2004. These payments were made to cover certain expenses, including investment in manufacturing facilities and anti-subsidy measures. The Company accrued a $740,000 partial recovery for the trade case outstanding with the Department of Commerce during the third quarter. An additional $2.9 million was received in the fourth quarter. This recovery increased income from continuing operations (net of taxes) by $0.04 and $0.05 per share for the quarter and for the year, respectively.

(2) The Company adopted FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" on March 31, 2004, requiring consolidation of our former Drawn Over Mandrel facility (DOM) since its sale to a third party (PCD) in March 2002. The factors that distinguish PCD from our wholly-owned subsidiaries included in our consolidated financial statements are: (1) the former DOM operation's assets were acquired by PCD with the Company's financial support,
(2) the assets sold to PCD remain legally isolated and are restricted and (3) the liabilities of PCD are not our legal obligations, but will be repaid with cash flows generated from the assets. In March 2004, the Company recorded a $1.6 million (net of $1.0 million in taxes) non-cash cumulative charge to recognize the prior losses of PCD. The assets and liabilities of PCD were consolidated in our balance sheet as of March 31, 2004 and the operating results of PCD are included in the income statement starting as of April 1, 2004.

(3) The dilutive effect of our contingently convertible debt has been calculated on the if-converted method for the $4.5 million which remains outstanding under the terms of the original debt issued in June, 2003 and on a treasury stock method for the $115.5 million which was exchanged into net share settlement convertible debt on December 29, 2004.

2/9/05